Exhibit 5

MCGRATH NORTH MULLIN & KRATZ, PC LLO

SUITE 3700 FIRST NATIONAL TOWER

1601 DODGE STREET

OMAHA, NEBRASKA 68102

402-341-3070

FAX: 402-341-0216

June 7, 2006

Supertel Hospitality, Inc.

309 North 5th Street

Norfolk, Nebraska 68701

Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of common stock (the "Common Stock"), $.01 par value, of Supertel Hospitality, Inc., a Virginia corporation (the "Company"), authorized for issuance pursuant to the Supertel 2006 Stock Plan (the "Plan"), we have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion. Based on such examination, we advise you that in our opinion:

1.	the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia; and
2.

upon the issuance of shares in accordance with the Plan, all necessary corporate action on the part of the Company will have been taken to authorize the issuance of up to 200,000 shares of Common Stock by the Company, and when issued as contemplated in the Registration Statement and related documents, such shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO